CIPSCO INCORPORATED

                              607 East Adams Street
                           Springfield, Illinois 62739

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of CIPSCO Incorporated ("CIPSCO" or the "Company") will be held at the Springfield Hilton, 700 East Adams Street, Springfield, Illinois, on April 24, 1996, at 10:00 AM, for the purpose of considering and voting with respect to the following matters:

     (1)  the election of a Board of nine directors;

     (2) the approval of the appointment by the Board of Directors of Arthur Andersen LLP as independent public accountants for 1996; and

     (3) the transaction of such other business as may properly come before the meeting.

     Reference is made to the attached Proxy Statement for further information with respect to the foregoing.

     Only shareholders of record on CIPSCO's books at the close of business on February 26, 1996, are entitled to vote at the meeting. All such shareholders are urged to be present in person, or represented by proxy, at the meeting.

     A copy of CIPSCO's Annual Report to Shareholders for the year 1995 has been mailed to each shareholder of the Company of record on its books.

                                     By order of the Board of Directors,



                                               W. A. Koertner,
                                         Vice President and Secretary

March 8, 1996

     All shareholders, even if they plan to attend the meeting in person, are urged to vote, date and sign their proxies and return them to the Company in the enclosed envelope as promptly as possible. The Board of Directors encourages all shareholders to be represented at the meeting, whether their shareholdings are small or large.
                               CIPSCO INCORPORATED
                              607 East Adams Street
                           Springfield, Illinois  62739
                                   217/523-3600

                                  March 8, 1996

                           Proxy Statement Relating to
                       1996 Annual Meeting of Shareholders

                                   INTRODUCTION

     General. The purposes of the meeting are set forth in the attached Notice. The enclosed proxy relating to the meeting is solicited on behalf of the Board of Directors of CIPSCO and the cost of such solicitation will be borne by the Company. Following the initial solicitation of proxies by mail beginning on or about March 8, 1996, certain officers, directors and employees of CIPSCO may solicit proxies by correspondence, telephone, telegraph, telecopy, other electronic means or in person, but without extra compensation. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy soliciting material to their principals. In addition, Morrow & Co., Inc., New York, New York, has been retained to assist CIPSCO and its affiliate in the solicitation of proxies. Such solicitation may be made by mail, telecommunication or in person. The estimated aggregate cost of such services of Morrow & Co., Inc. is $5,500.

     CIPSCO will provide without charge to each shareholder entitled to vote at the meeting who makes a written request therefor, a copy of CIPSCO's 1995 Annual Report on Form 10-K as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. Written requests for a copy of the report should be directed to Corporate Secretary, CIPSCO Incorporated, 607 East Adams Street, Springfield, Illinois 62739.

     Holding Company. CIPSCO is the parent holding company of Central Illinois Public Service Company ("CIPS").

     Voting. The voting securities of CIPSCO outstanding on the record date stated below consisted of 34,069,542 shares of Common Stock, without par value.

     Only shareholders of record on CIPSCO's books at the close of business on February 26, 1996, are entitled to notice of and to vote at the meeting. At such meeting, each such shareholder is entitled to one vote, for each share of common stock of the Company held, on each matter submitted to a vote at the meeting, except that in the election of directors, each such shareholder is entitled to vote cumulatively and therefore may give one nominee for election as many votes as shall equal the number of directors to be elected multiplied by the number of shares held by such shareholder, or may distribute such votes among any two or more nominees. The proxies solicited herewith seek discretionary authority to cast cumulative votes in the election of directors.




     Any shareholder may vote his or her shares either in person or by duly authorized proxy. The giving of a proxy by a shareholder will not affect such shareholder's right to vote such shares if the shareholder attends the meeting and desires to vote in person. Prior to the voting of a proxy, such proxy may be revoked by the shareholder by delivering written notice of revocation to the Secretary of CIPSCO, by executing a subsequently dated proxy or by voting in person at the meeting. All shares represented by effective proxies on the enclosed form of proxy, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.

     A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum for consideration of such matter at the meeting. If a quorum is present, the nine persons receiving the greatest number of votes will be elected as directors. The affirmative vote of the majority of the shares represented at the meeting and entitled to vote on a matter will be sufficient to take action on a matter properly before the meeting (unless a higher vote is required by law).

     Broker non-votes will not be considered represented at the meeting on those matters for which no instructions from the shareholder have been given to the broker. Accordingly, for a matter which requires the vote of a percentage of shares represented at the meeting, broker non-votes will have no effect on the outcome. Abstentions will be counted in determining the quorum in attendance for all matters and will be included in the total number of shares represented and voting on a matter.

     Each participant in CIPSCO's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Reinvestment Plan") or the CIPS Employee Stock Ownership Plan (the "ESOP"), Employee Long-Term Savings Plan, Employee Long-Term Savings Plan-IUOE No. 148 or Employee Long-Term Savings Plan-IBEW No. 702 (the "Savings Plans") will receive a form of proxy by which such participant may direct the respective agent or trustee under such Plan as to the manner of voting shares credited to the participant's account under such Plan. Shareholders of record who are participants in the Reinvestment Plan will receive one form of proxy which will be deemed to include shares held of record and shares held under the Reinvestment Plan. If a participant in any of the Savings Plans does not return a proxy by April 19, 1996, the trustee under such Plans will vote such participant's shares under such Plan, in accordance with the instructions provided by the Central Illinois Public Service Company Employee Long-Term Savings Plan Committees, unless the participant votes in person at the meeting. A participant in the Reinvestment Plan, the ESOP or any Savings Plan wishing to vote in person at the meeting may obtain a proxy for shares credited to his or her account under such Plan by making a written request therefor by April 12, 1996 as follows: for the Reinvestment Plan, to Illinois Stock Transfer Company, 223 West Jackson Boulevard, Chicago, Illinois 60606; for the ESOP, to Boston Safe Deposit and Trust Company, Attention: Chris D. Kuhn, One Cabot Road, Medford, Massachusetts 02155, and for the Savings Plans, to Merrill Lynch, Attention:
Ramon W. Ortel, Jr., 265 Davidson Ave., Somerset, New Jersey 08873.





     Proposals of Shareholders. Under the rules of the Securities and Exchange Commission, any shareholder proposal intended to be presented at the 1997 annual meeting of shareholders of CIPSCO must be received at the principal executive office of the Company no later than November 11, 1996, in order to be eligible to be considered for inclusion in the proxy materials relating to that meeting.

     Voting Securities Beneficially Owned by Principal Holders, Directors, Nominees and Executive Officers. The directors, nominees and executive officers of CIPSCO and CIPS owned beneficially at February 1, 1996, an aggregate of 49,536 shares of Common Stock of CIPSCO representing .15% of the outstanding Common Stock and 24 shares of Preferred Stock of CIPS representing less than .01% of the outstanding Preferred Stock. To the Company's knowledge, the only beneficial owner of more than 5% of CIPSCO's Common Stock as of February 1, 1996 was Franklin Resources, Inc., which owned beneficially 2,139,400 shares. This information is based solely upon information set forth in the Company's shareholder records and in statements filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934. The Company believes such shares may be held by Franklin Resources, Inc. for its mutual fund affiliates.

                              ELECTION OF DIRECTORS

     Director Information. Nine directors are to be elected at the meeting. Barring unforeseen contingencies, and in the absence of contrary directions, the proxies solicited herewith will be voted for the election of William J. Alley, Clifford L. Greenwalt, John L. Heath, Robert W. Jackson, Gordon R. Lohman, Richard A. Lumpkin, Hanne M. Merriman, Thomas L. Shade and James W. Wogsland as directors of CIPSCO, to hold office until the next annual meeting of shareholders of the Company or until their respective successors are elected and qualified. Each of the nominees is a director of CIPSCO, has served continuously as such and has served as a director of CIPS, in each case, since his or her election in the respective years indicated below. The proxies may also be voted for a substitute nominee or nominees in the event any one or more of the above nominees shall be unable to serve for any reason or be withdrawn from nomination, a contingency not now anticipated.

     Except as otherwise indicated below, each nominee has been engaged in his or her present principal occupation for at least the past five years.

     The following information is given with respect to the nominees for election as directors:

William J. Alley

     Principal occupation:              Retired Chairman of the Board and Chief
                                        Executive Officer of American Brands,
                                        Inc. (consumer products and services),
                                        Stamford, Connecticut.






     Age:                               66

     Served as a director of
          CIPSCO since:                 1990


     Served as a director of CIPS
          since:                        1974

     Shares beneficially owned at
          February 1, 1996:             1,626 shares of Common Stock. In
                                        addition, Mr Alley's account in the
                                        directors' deferred compensation plan
                                        described below holds the equivalent of
                                        6,465 shares of Common Stock.

     Other information:                 Mr. Alley served as Chairman of the
                                        Board and Chief Executive Officer of
                                        American Brands, Inc. from 1987 to his
                                        retirement in 1994.  He is Chairman of
                                        the Audit Committee, Chairman of the
                                        Executive Committee and a member of the
                                        Compensation Committee of the Board.
                                        Mr. Alley is also a director of
                                        American Brands, Inc., Rayonier, Inc.,
                                        Rayonier Forest Resources, Inc., Olin
                                        Corporation and Bunn-O-Matic
                                        Corporation.

Clifford L. Greenwalt

     Principal occupation:              President and Chief Executive Officer
                                        of CIPSCO, President and Chief
                                        Executive Officer of CIPS and Chairman
                                        of the Board of CIPSCO Investment
                                        Company.

     Age:                               63

     Served as a director of
          CIPSCO since:                 1990

     Served as a director of CIPS
          since:                        1986

     Shares beneficially owned at
          February 1, 1996:             11,489 shares of Common Stock.








     Other information:                 Mr. Greenwalt is a member of the
                                        Executive Committee of the Board.  He
                                        is a director of First of America Bank
                                        Corporation, Kalamazoo, Michigan and
                                        was appointed a director of its wholly-
                                        owned subsidiary, First of America
                                        Bank-Illinois, N.A.  He has been
                                        President and Chief Executive Officer
                                        of the Company since it became the
                                        parent company of CIPS in 1990.

John L. Heath

     Principal occupation:              Retired Chairman and President of L.S.
                                        Heath & Sons, Inc. (confectionery
                                        manufacturer), Robinson, Illinois.

     Age:                               60

     Served as a director of
          CIPSCO since:                 1990

     Served as a director of CIPS
          since:                        1977

     Shares beneficially owned at
          February 1, 1996:             4,000 shares of Common Stock.

     Other information:                 Mr. Heath is a member of the Nominating
                                        and Audit Committees of the Board.  He
                                        served as Chairman of L.S. Heath &
                                        Sons, Inc. from 1971 until 1988 and as
                                        President and Chief Executive Officer
                                        from 1971 until 1982.  Mr. Heath is a
                                        director of the Biltmore Bank Corp. and
                                        of its wholly-owned subsidiary, the
                                        Biltmore Investors Bank of Phoenix,
                                        Arizona.  He is also a director of the
                                        Sun Street Food Corporation and of the
                                        Phoenix Memorial Hospital Health
                                        Services Network of Phoenix, Arizona.

Robert W. Jackson

     Principal occupation:              Retired Senior Vice President, Chief
                                        Financial Officer and Secretary of
                                        CIPSCO, Senior Vice President --
                                        Finance and Secretary of CIPS, and
                                        President and Chief Executive Officer
                                        of CIPSCO Investment Company.





     Age:                               65

     Served as a director of
          CIPSCO since:                 1990

     Served as a director of CIPS
          since:                        1986

     Shares beneficially owned at
          February 1, 1996:             7,083 shares of Common Stock.

     Other information:                 Mr. Jackson is a director of Firstbank
                                        of Illinois Co. and each of its wholly-
                                        owned subsidiary banks, including the
                                        First National Bank of Springfield.

Gordon R. Lohman

     Principal occupation:              President and Chief Executive Officer
                                        of AMSTED Industries Incorporated
                                        (diversified manufacturer of industrial
                                        products), Chicago, Illinois.

     Age:                               61

     Served as a director of
          CIPSCO since:                 1990

     Served as a director of CIPS
          since:                        1989

     Shares beneficially owned at
          February 1, 1996:             200 shares of Common Stock.  In
                                        addition, Mr. Lohman's account in the
                                        directors' deferred compensation plan
                                        described below holds the equivalent of
                                        5,753 shares of Common Stock.

     Other information:                 Mr. Lohman is Chairman of the
                                        Compensation Committee and a member of
                                        the Audit Committee and Executive
                                        Committee of the Board.  He became
                                        President of AMSTED Industries
                                        Incorporated in 1988 and Chief
                                        Executive Officer in 1990.  He was
                                        Executive Vice President of that firm
                                        in 1988.  He is a director of
                                        American Brands, Inc.







Richard A. Lumpkin

     Principal occupation:              Chairman of the Board and Chief
                                        Executive Officer of Consolidated
                                        Communications Inc. (CCI) (diversified
                                        telecommunications holding company)
                                        Mattoon, Illinois.

     Age:                               60

     Served as a director of
          CIPSCO since:                 1995

     Served as a director of CIPS
          since:                        1995

     Shares beneficially owned at
          February 1, 1996:             1,028 shares of CIPSCO Common Stock.

     Other information:                 Mr. Lumpkin is a member of the Audit
                                        and Nominating Committees of the Board.
                                        He has been Chairman of the Board and
                                        Chief Executive Officer of CCI since
                                        1989.  He is also Chairman of the Board
                                        and Chief Executive Officer of Illinois
                                        Consolidated Telephone Company, a
                                        telephone utility subsidiary of CCI.
                                        Mr. Lumpkin serves as a director of
                                        Mid-America National Bancorp, Inc. and
                                        its wholly-owned subsidiary Mid-America
                                        National Bank of Chicago; First Mid-
                                        Illinois Bancshares, Inc. and its
                                        wholly-owned subsidiary First Mid-
                                        Illinois Bank and Trust, N.A. of
                                        Mattoon, Illinois; and Sarah Bush
                                        Lincoln Health Systems, also of
                                        Mattoon, Illinois.


















Hanne M. Merriman

     Principal occupation:              Principal in Hanne Merriman Associates
                                        (retail business consultants),
                                        Washington, D.C.

     Age:                               54

     Served as a director of
          CIPSCO since:                 1990

     Served as a director of CIPS
          since:                        1990

     Shares beneficially owned at
          February 1, 1996:             1,602 shares of Common Stock.  In
                                        addition, Mrs. Merriman's account in
                                        the directors' deferred compensation
                                        plan described below holds the
                                        equivalent of 4,034 shares of Common
                                        Stock.

     Other information:                 Mrs. Merriman is Chairman of the
                                        Nominating Committee and a member of
                                        the Audit and Executive Committees of
                                        the Board.  She was President of Nan
                                        Duskin, Inc. from 1991 to 1992.
                                        Previously she had been a retail
                                        business consultant from January 1990.
                                        Mrs. Merriman is a director of USAir
                                        Group, Inc., State Farm Mutual
                                        Automobile Insurance Co., The Rouse
                                        Company, AnnTaylor Stores Corporation
                                        and T. Rowe Price Mutual Funds.

Thomas L. Shade

     Principal occupation:              Retired Chairman of the Board and Chief
                                        Executive Officer of Moorman
                                        Manufacturing Company (livestock feed
                                        products), Quincy, Illinois.

     Age:                               65

     Served as a director of
          CIPSCO since:                 1991

     Served as a director of CIPS
          since:                        1991






     Shares beneficially owned at
          February 1, 1996:             2,668 shares of Common Stock.  In
                                        addition, Mr. Shade's account in the
                                        directors' deferred compensation plan
                                        described below holds the equivalent of
                                        3,318 shares of Common Stock.

     Other information:                 Mr. Shade is a member of the Audit and
                                        Compensation Committees of the Board.
                                        Mr. Shade served as Chairman of the
                                        Board and Chief Executive Officer of
                                        Moorman Manufacturing Company during
                                        1992 and 1993.  He was President and
                                        Chief Executive Officer of that firm
                                        from 1984 to 1992.  He also is a
                                        director of Moorman Manufacturing
                                        Company and Quincy Soybean Company,
                                        both of Quincy, Illinois.

James W. Wogsland

     Principal occupation:              Retired Vice Chairman of Caterpillar,
                                        Inc. (heavy equipment and engine
                                        manufacturer), Peoria, Illinois.

     Age:                               64

     Served as a director
          CIPSCO since:                 1992

     Served as a director of CIPS
          since:                        1992

     Shares beneficially owned at
          February 1, 1996:             1,000 shares of Common Stock.  In
                                        addition, Mr. Wogsland's account in
                                        the directors' deferred compensation
                                        plan described below holds the
                                        equivalent of 2,424 shares of Common
                                        Stock.

     Other information:                 Mr. Wogsland is a member of the Audit
                                        and Nominating Committees of the Board.
                                        Mr. Wogsland was Vice Chairman of
                                        Caterpillar, Inc. from 1990 until his
                                        retirement in 1995.  He was Executive
                                        Vice President of that firm from 1987
                                        until 1990.  He is a director of First
                                        of America Bank Corporation, Kalamazoo,
                                        Michigan; and Protection Mutual
                                        Insurance Company.




     Executive Compensation. CIPSCO's principal operating subsidiary is CIPS. Each of the officers of CIPSCO is also an officer of CIPS and did not receive separate compensation from CIPSCO for services as a CIPSCO officer. The following table contains information with respect to the compensation paid for all services rendered during 1993 through 1995 to the President, the four other most highly compensated executive officers of CIPSCO and CIPS, and a recently retired Senior Vice President.
















































                            Summary Compensation Table

                                                    Annual
                                                  Compensation
                                                _________________    All Other
                                                                  Compensation
Name of Individual  Principal Positions(s) Year  Salary   Bonus       (1)
__________________  _____________________ ____  ________ _______  ____________

C.L. Greenwalt      President and Chief   1995  $388,750 $86,970  $    8,426
                    Executive Officer of  1994   359,168  70,800       8,466
                    CIPSCO and CIPS;      1993   339,093  99,902       5,852
                    Chairman of CIPSCO
                    Investment Company

L.A. Dodd (2)       Group Vice            1995   228,964  39,928       3,662
                    President of CIPS     1994   204,591  32,048       3,249
                                          1993   194,272  36,009       3,524

W.R. Morgan         Vice President of     1995   157,189  23,232       2,374
                    CIPS                  1994   149,710  19,788       2,250
                                          1993   142,713  21,235       2,700

W. A. Koertner      Vice President, Chief 1995   155,757  23,232         922
                    Financial Officer and 1994   132,676  19,376         755
                    Secretary of CIPSCO   1993   122,815  19,196         375
                    and CIPS; President
                    and Chief Executive
                    Officer of CIPSCO
                    Investment Company

G.W. Moorman        Vice President of     1995   148,806  22,944       1,428
                    CIPS                  1994   141,717  17,955       1,354
                                          1993   134,585  20,047       2,564

R.W. Jackson (3)    Senior Vice President 1995   189,603  22,568      18,909
                    and Secretary of      1994   234,592  38,351       3,552
                    CIPSCO; Senior Vice   1993   224,545  44,699       2,864
                    President-Finance and
                    Secretary of CIPS;
                    President and Chief
                    Executive Officer of
                    CIPSCO Investment
                    Company

_______________
(1) Premiums paid on behalf of the officers for group term life insurance. Mr. Jackson also received $11,750 for CIPSCO and CIPS board retainers and meeting fees subsequent to his retirement as an officer of the Company.
(2)  Retired January 1, 1996
(3)  Retired June 30, 1995




     Substantially all employees of CIPSCO and CIPS (including officers) participate in CIPS' Retirement Income Plan (the "Retirement Plan"), including persons whose remuneration is reported in the Summary Compensation Table. Employer contributions to the Retirement Plan are determined actuarially. For purposes of the Retirement Plan, compensation of a participant is base pay, exclusive of bonuses, overtime pay, and other special payments. Compensation for the persons named in the Summary Compensation Table is substantially equivalent to the compensation reported in the table under "Salary." Retirement Plan benefits depend upon years of service, age at retirement and final average pay. In certain cases, pension benefits under the Retirement Plan (or compensation used to measure such benefits) will be reduced to comply with maximum limitations imposed by the Internal Revenue Code ("IRC"). CIPS maintains an unfunded Excess Benefit Plan to provide for the payment of the difference between the monthly benefit that would have been paid to participants under the Retirement Plan if such IRC limitations were not in effect and the reduced amount payable as a result of such IRC limitations.
The credited years of service under the Retirement Plan and the Excess Benefit Plan for the above listed persons as of December 31, 1995 are as follows:
Greenwalt, 32 years; Dodd, 32 years; Morgan, 32 years; Koertner, 17 years; Moorman, 27 years and Jackson, 16 years. Assuming retirement at age 65, it is estimated a participant would be eligible for a maximum annual benefit under the Retirement Plan, as supplemented by the Excess Benefit Plan, as follows:

                                      Annual Benefit After Specified
                                            Years of Service (1)
  Average Annual         _____________________________________________________
   Earnings (2)              20        25          30         35         40
____________________     ________   ________    ________   ________   ________
$125,000............     $ 33,600   $ 42,000    $ 50,400   $ 58,800   $ 67,200
 150,000............       41,100     51,375      61,650     71,925     82,200
 175,000............       48,600     60,750      72,900     85,050     97,200
 200,000............       56,100     70,125      84,150     98,175    112,200

 225,000............       63,600     79,500      95,400    111,300    127,200
 250,000............       71,100     88,875     106,650    124,425    142,200
 275,000............       78,600     98,250     117,900    137,550    157,200
 300,000............       86,100    107,625     129,150    150,675    172,200
 325,000............       93,600    117,000     140,400    163,800    187,200

 350,000............      101,100    126,375     151,650    176,925    202,200
 375,000............      108,600    135,750     162,900    190,050    217,200
 400,000............      116,100    145,125     174,150    203,175    232,200
 425,000............      123,600    154,500     185,400    216,300    247,200
 450,000............      131,100    163,875     196,650    229,425    262,200
 475,000............      138,600    173,250     207,900    242,550    277,500
________
(1) Annual benefits are on a straight-line basis. Amounts shown have been reduced by an amount equal to 50% of estimated Social Security benefits and are not subject to any other offset amounts.
(2) "Average Annual Earnings" means the average annual base compensation during the four consecutive years of highest pay during the 10-year period immediately preceding retirement.



     CIPS also maintains an unfunded Special Executive Retirement Plan (the "Executive Plan") for each employee of CIPSCO or CIPS who was hired from outside CIPSCO, CIPS or their affiliates as a senior officer and who is a participant in and qualifies for benefits under the Retirement Plan. For purposes of the Executive Plan, a senior officer includes the president, vice president and such other officers of CIPSCO or CIPS as shall be designated from time to time by the Board of Directors of CIPSCO or CIPS. A participant in the Executive Plan who becomes disabled or retires in accordance with the provisions of the Executive Plan is eligible to receive benefits under the Executive Plan in an amount equal to the difference between (i) the amounts which would have been payable under the Retirement Plan, as supplemented by the Excess Benefit Plan, if the participant had 35 years of credited service under the Retirement Plan (reduced in accordance with the Executive Plan if the participant terminates employment for any reason prior to age 65) and (ii) the aggregate of the amounts which are paid or payable (a) under the Retirement Plan as supplemented by the Excess Benefit Plan, based upon the number of actual years of credited service under the Retirement Plan, (b) under certain other pension plans as a result of the participant's prior employment and (c) under any employment contract (excluding the Management Continuity Agreement described below) with CIPSCO or CIPS. A qualifying surviving spouse of any participant who dies is eligible to receive a percentage of the benefit provided under the Executive Plan for the participant. Mr. Jackson is a participant under the Executive Plan and, as a result of his retirement in 1995, received $31,693 in benefits (which also includes amounts paid under the Excess Benefit Plan, described below).

     In 1995 CIPS established an irrevocable trust to provide a source of funds to assist in meeting its liabilities under the Excess Benefit Plan and the Executive Plan. CIPS made contributions to the trust from time to time in amounts determined in accordance with the provisions of the trust sufficient to pay when due benefits to its participants or their beneficiaries under such plans. Notwithstanding the trust, these plans are not qualified or "funded" and amounts on deposit in the trust are subject to the claims of CIPS' general creditors under the applicable law.

     The Excess Benefit Plan and the Executive Plan each provides that in the event of a change in control(which has substantially the same meaning as "change in control" under the Management Continuity Agreements described in the follow-ing paragraph) the present value of benefits owed any participant pursuant to each such Plan will be paid in a lump sum (i) for a terminated participant already receiving or entitled to receive benefits, within 30 days after such change in control and (ii) for any other participant, within 30 days after term-ination provided such participant's termination occurs within two years after such change in control. Any such lump sum will be increased by an amount necessary to compensate the participant for any excise tax payable under federal, state or local tax law as a result of the lump sum payment being made contingent on a change in control. Both the Excess Benefit Plan and the Executive Plan were modified (with the required consent of participants) in 1995 to provide, in effect, that the announced business combination among CIPSCO, Ameren Corporation and Union Electric Company (the "Merger") will not constitute a "change in control" under such Plans.



     The individuals named in the Summary Compensation Table and four other executive officers of CIPSCO or CIPS have each entered into a Management Continuity Agreement with CIPSCO, which provides that in the event of a "change in control" of CIPSCO or CIPS, CIPSCO and/or CIPS or another subsidiary of CIPSCO will continue to employ the executive for a period of three years from the date of the change in control or to the executive's earlier death or attainment of age 65 (the "Period of Employment"). In the event of the executive's (i) involuntary termination of employment during the Period of Employment except by reason of death, disability, attainment of age 65 or cause (as defined in the Management Continuity Agreement) or (ii) resignation during the Period of Employment for good reason (as defined in the Management Continuity Agreement), the executive will be entitled to payment of severance compensation in an amount equal to the present value of the executive's base pay and incentive pay (determined as provided in the Management Continuity Agreement) that would have accrued if the executive remained employed until the end of the Period of Employment. The executive will also receive continued welfare benefits and service credits until the end of the Period of Employment, subject to offset for comparable welfare benefits. The severance compensation will be increased by an amount necessary to compensate the executive for any excise tax payable under federal, state or local tax law as a result of the payment and any other compensation paid by CIPSCO or any of its affiliates being contingent on a change in control. A "change in control" occurs, in general, if (i) as a result of a merger, consolidation or sale of assets, less than a majority of the voting power of CIPSCO is held after such event by the persons who were holders of the voting power of CIPSCO prior to such event or less than a majority of the voting power of CIPS is held after such event by CIPSCO or by the holders of the voting power of CIPSCO prior to such event, (ii) any person (or group) acquires beneficial ownership of 20 percent or more of the voting power of the Company or CIPS or (iii) within any two-year period a majority of the members of the Board of Directors of CIPSCO or CIPS ceases to be members (other than changes in members approved by at least two-thirds of the continuing directors). A "change in control" within the meaning of the Management Continuity Agreements has occurred as a result of the agreement to enter into the Merger. Because, as of the date hereof, other required conditions have not occurred, no benefits have been paid under the terms of the Management Continuity Agreements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Overview. The Compensation Committee of the Board of Directors of CIPSCO (the "Committee") is charged with overall oversight and review of the performance and compensation of the executive officers of CIPSCO and CIPS.
The Committee is responsible for assuring that executive compensation and benefit plans are implemented and are consistent with the Company's shareholder interests, corporate goals and compensation philosophy.

     CIPSCO's executive officer compensation program supports these goals and objectives. It is designed to attract, retain, motivate and reward quality and experienced officers to achieve the Company's business objectives. It links executive compensation with corporate performance by providing the opportunity to earn increased compensation during periods of superior results, but also limiting compensation during periods with lesser results.




     The executive officer compensation program consists of a base salary and an annual incentive. The base salary is determined by a combination of the individual's performance relative to specific job responsibilities and market comparisons of salaries for similar jobs in the utility industry. Particular emphasis is placed on salary data provided by the Edison Electric Institute
(EEI) survey of electric and combination electric and natural gas utilities. This group of utilities is essentially the same group as the EEI 100 utility peer group shown on the Performance Graph below. The philosophy is to pay base salaries and provide for incentive compensation that are comparable to the medians of such amounts for a subgroup of utilities included in the EEI survey that are of comparable size to CIPSCO (based on revenues). Salaries for the officers listed in the Summary Compensation Table were increased in 1995 to track competitive base salaries in the utility industry and to reflect performance, which is determined subjectively by the Committee based on individual evaluations. Incentive compensation was earned based on achievement of the objectives of the annual Management Incentive Plan (described below).

     The Management Incentive Plan. The Management Incentive Plan (MIP), an annual incentive program instituted in 1992, strongly supports CIPSCO's primary goal of achieving superior returns on shareholders' investments. The MIP is intended to provide additional compensation to the executive officers, named in the Summary Compensation Table above, along with 7 other officers and 29 other employees of the Company and its subsidiaries. It is the Committee's responsibility to administer the MIP and in so doing (1) set the overall corporate financial performance goal and unit or individual objectives, (2) determine the participants to be included in the MIP, and (3) determine the amount of each participant's incentive pay to be based on attainment of the overall corporate goal and the amount to be based on achievement of his or her unit or individual objectives. Specific award levels are set by the Committee prior to the beginning of the fiscal year for which they apply. Incentive awards are payable in cash as soon as feasible following the close of the year after determination by the Committee of the level of attainment of the goals.

     The overall corporate goal is based on attainment of targeted return on average Common Stock equity of CIPSCO. The Committee has determined that return on equity is the measure of corporate performance that most directly measures management's performance. Individual unit objectives relate to such areas as service reliability, public and employee safety, proper maintenance of corporate assets and quantifiable improvement in efficiency and productivity. The MIP provides for threshold, target and maximum levels of awards based on performance against the predetermined targets, set annually by the Committee. A participant may receive the portion of his or her incentive pay tied to unit or individual objectives even though CIPSCO has not attained the overall corporate goal, with the exception of the President and Chief Executive Officer, whose incentive pay is tied solely to the overall corporate goal for return on equity. For other executive officers, individual unit awards are weighted, according to the participant's position, to produce awards from about one-fifth to one-third of the total award and corporate





performance goals are weighted to make up the remaining portion. However, for any incentive pay to be earned by any participant, overall earnings of CIPSCO, on a per share basis, must equal or exceed the annualized Common Stock dividend rate then in effect. Accordingly, shareholders will realize an appropriate return on their investment prior to the payment of any incentive compensation.

     For 1995, award levels were designed so that achievement of threshold performance would have earned approximately one-half of the target award while maximum performance would have earned approximately 1.7 times the target award. Total incentive pay ranges varied, depending on the participant's position within the organization, from a minimum of 7 percent of base salary for some participants, assuming threshold corporate and unit goals were achieved, to a maximum of 46 percent of base salary for the President and Chief Executive Officer assuming maximum performance was achieved. In accordance with Plan provisions, the Committee adjusted the performance goals to reflect the impact of unusual circumstances affecting performance results which were not anticipated at the time such goals were established. As a result, in 1995, MIP participants, including the officers named in the Summary Compensation Table, earned various amounts reflecting achievement of a corporate goal of return on common equity in excess of the threshold level. Participants also earned various amounts reflecting the achievement of at least the target level of individual and unit goals, in accordance with the MIP provisions and the adjustments previously described. Benefits earned in 1995 are reflected in the "Bonus" column of the Summary Compensation Table above.

     Compensation of the Chief Executive Officer. The Committee is responsible for reviewing the Chief Executive Officer's performance and adjusting his base salary accordingly. In addition, the Committee adjusts base salary to reflect changes in the prevailing competitive market levels for chief executive officers in other comparably-sized utilities, as described above. Mr. Greenwalt's base salary increased in 1995 approximately 8.2 percent in consideration of strong performance of his duties which are reflected in CIPSCO's excellent operating and financial performance. Under his leadership CIPSCO achieved exceptional total returns to shareholders, as shown on the graph below. He has directed CIPSCO's effort to evaluate, negotiate and enter into the Agreement and Plan of Merger among CIPSCO, Ameren Corporation and Union Electric Company. The capital structure, cash flows and financial condition remain strong as indicated by continued excellent credit ratings for the utility subsidiary. Mr. Greenwalt's 1995 base compensation increase also reflects changes in levels of executive compensation at similar-sized utilities.

     Incentive compensation for the Chief Executive Officer was determined in accordance with the provisions and formulas of the MIP. Accordingly, Mr. Greenwalt's incentive compensation is based solely on corporate performance as measured by the overall corporate goal of return on equity. He earned $86,970 under the MIP in 1995 because the Company's return on common equity exceeded the threshold goal as established in the MIP.





     The members of the Compensation Committee are indicated below. No member of the Committee is a current or former officer of CIPSCO or any of its subsidiaries.

                        G. R. Lohman, Chairman
                        W. J. Alley
                        T. L. Shade

     Performance Graph. The following graph is a comparison of total returns on CIPSCO Common Stock, the Standard & Poor's 500 index, the Dow Jones Utility Index and an industry peer group as reported by the Edison Electric Institute ("EEI 100"). It assumes $100 invested at December 31, 1990, and all dividends paid during the period reinvested. The peer group consists of about 100 investor-owned electric and combination electric and natural gas utilities. The returns have been weighted to reflect the market capitalization of each utility in the group. A portion of incentive compensation to executive officers is based on return on CIPSCO Common Stock equity rather than total return (shown on the graph) for reasons set forth in the Compensation Committee Report.




                           (Graph to be inserted here)




     Title:  Total Return Summary
             Based on Initial Investment of $100
             on December 31, 1990

     Data Points:        1991     1992     1993     1994     1995
                         ____     ____     ____     ____     ____

     CIPSCO              138      160      173      164      252

     S&P 500             130      140      155      157      215

     EEI 100             129      139      154      136      179

     DJ Util             115      120      131      111      147

     Directors' Compensation. No annual retainer or fees are paid to any director who is an officer of CIPSCO, CIPS or any other subsidiary of the Company. During 1995 other members of the Board of CIPSCO received an annual retainer of $16,000 for serving on the Board of CIPSCO. CIPSCO pays no additional fees for attendance at Board meetings or for service on committees.







     The annual retainer paid to each director by CIPSCO is reduced by an amount equal to the aggregate amount paid to such director by each subsidiary of CIPSCO as an annual retainer for services as a director of such subsidiary. Non-employee directors of CIPS received an annual retainer of $12,000 and a fee of $750 for each CIPS Board meeting or committee meeting attended. Consequently, the aggregate annual retainer for service on the Boards for 1995 was $16,000. Effective January 1, 1996, the attendance fee was increased to $850 for each CIPS Board or Committee meeting attended. All current directors are on the Board of CIPSCO and CIPS. Directors were also reimbursed for their reasonable travel and out-of-pocket expenses for each Board or Committee meeting attended.

     CIPSCO and CIPS each maintain an unfunded deferred compensation plan under which directors may elect to defer directors' retainers and fees paid by that company. For each director who elects to participate in a plan, the amount of his or her director's retainer and fees is accrued in an unfunded account in the name of the director. Such amount is adjusted in value by an amount equivalent to the amount which would be available if the director's compensation were invested in CIPSCO's Common Stock and dividends on such stock were reinvested. The aggregate value of each participant's accounts in the plans at February 1, 1996 (based on deferred director's fees paid by CIPSCO and CIPS) was equivalent to investments in CIPSCO Common Stock as follows: Mr. Alley, 6,465 shares; Mr. Lohman, 5,753 shares; Mrs. Merriman, 4,034 shares; Mr. Shade, 3,318 shares; and Mr. Wogsland, 2,424 shares.
Amounts accrued in a director's account will be paid in cash upon his or her retirement as a director either in a single payment or over a period not to exceed 20 calendar quarters, with interest. Because officers of CIPSCO and CIPS receive no compensation for services as directors, any director who is an officer is not eligible to participate in these plans.

     CIPSCO has established a Director Retirement Plan for directors of the Company and its subsidiaries, including CIPS, who are not or have never been officers of CIPSCO or any subsidiary, including CIPS. Each director who has completed five years of service on the Board of CIPSCO or any of its subsidiaries is eligible for monthly retirement payments for a period of the lesser of 10 years or the number of full years the director served on any of the Boards. The annual retirement benefit for a director of CIPSCO is equal to the annual retainer in effect for CIPSCO's directors (without reduction for director's fees paid by subsidiaries of the Company) at the time the director ceases to serve as a director. The annual retirement benefit for a director who is not a member of the Board of CIPSCO is equal to the annual retainer in effect at the time the director ceases to serve as a director for each of the Boards of which the director was a member but not to exceed the amount of retainer for CIPSCO's directors. Such annual retirement payment is reduced a proportional amount for directors retiring before reaching age 72.










     Meetings and Committees of the Board. During 1995, the Board of Directors held eight meetings. The Board of Directors of CIPSCO and CIPS have each established an Executive Committee, an Audit Committee, a Nominating Committee and a Compensation Committee. Committee members are appointed by a majority of directors at the Board of Directors meeting following the annual meeting of shareholders. Committee members are the same for CIPSCO's and CIPS' committees.

     Mr. Alley, Mr. Greenwalt, Mr. Lohman and Mrs. Merriman are the members of the Executive Committee. The CIPSCO Executive Committee held two meeting and the CIPS Executive Committee held four meetings in 1995. The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company, except as limited by Illinois law.

     Mr. Alley, Mr. Heath, Mr. Lohman, Mr. Lumpkin, Mrs. Merriman, Mr. Shade and Mr. Wogsland are the members of the Audit Committee. The CIPSCO Audit Committee and the CIPS Audit Committee each held three meetings in 1995. The Audit Committee engages an independent public accountant for CIPSCO, subject to the approval of the Board and shareholders; discusses with the independent public accountant the scope and results of its audit and the adequacy of the Company's accounting, financial and operating controls; approves the performance of non-audit professional services by the independent public accountant; and discusses with management and the independent public accountant the Company's accounting principles, policies and practices and its reporting policies and practices.

     Mrs. Merriman, Mr. Heath, Mr. Lumpkin and Mr. Wogsland are the members of the Nominating Committee. The CIPSCO Nominating Committee and the CIPS Nominating Committee each held one meeting in 1995. The Nominating Committee seeks out and recommends to the Board qualified candidates for election to the Board; reviews the performance of Board members and, based upon such review, makes recommendations to the Board as to which Board members should stand for re-election. In making recommendations of nominees for election to the Board, the Nominating Committee will consider persons recommended by shareholders. Any shareholder wishing to make such a recommendation should write to the President of CIPSCO who will forward all such recommendations to the Nominating Committee.

     Mr. Lohman, Mr. Alley, and Mr. Shade are the members of the Compensation Committee. The CIPSCO Compensation Committee held two meetings and the CIPS Compensation Committee held four meetings in 1995. The Compensation Committee reviews the compensation to be paid officers of CIPSCO (other than assistant officers); reviews directors' fees and fees paid to directors for membership on the various committees of the Board; and makes recommendations to the Board as to appropriate levels of such officers' compensation, directors' fees and fees for membership on such committees. No member of the Compensation Committee is a current or former officer of CIPSCO or CIPS.








     During 1995, each director attended at least 86 percent of the total of the meetings of CIPSCO's and CIPS' Board and of committees of each company's Board of which he or she was a member.

            APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to the approval of the shareholders of CIPSCO, the Board of Directors has appointed the firm of Arthur Andersen LLP as independent public accountants to examine the annual financial statements of CIPSCO for 1996. The firm has served as independent public accountants for CIPSCO and CIPS for many years. A representative of Arthur Andersen LLP will be present at the annual meeting to make a statement if he or she so desires, and to respond to questions.

     The following resolution concerning the appointment of independent public accountants will be offered at the meeting:

     "RESOLVED, that the appointment by CIPSCO's Board of Directors of Arthur Andersen LLP to examine the annual financial statements of the Company and its subsidiaries for 1996 is hereby approved."

     The Board of Directors recommends a vote "FOR" the foregoing proposal.

                                  OTHER MATTERS

     At the date hereof, the Board of Directors of CIPSCO knows of no business to come before the meeting other than those matters described above. However, should any such business properly come before the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                           CIPSCO INCORPORATED




                                           By Order of the Board of Directors,






                                                      W. A. Koertner
                                                Vice President and Secretary









